Exhibit 10.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515
Info@mts.com
www.mts.com

August 24, 2016

William Becker
597 Gordon Combs Road NW
Marietta, GA 30064

Dear Bill:

This offer supercedes the offer letter dated August 23, 2016.

Congratulations! On behalf of MTS Systems Corporation (“MTS”), I am pleased to confirm our verbal offer to you for the full-time exempt position of President, MTS Materials Test Systems. This position will report to Dr. Jeffrey Graves, Chief Executive Officer, and will be based in Eden Prairie, MN.

Employment Date: October 3, 2016

Compensation: Your starting salary will be $300,000 annually, less applicable withholding, and paid bi-weekly in accordance with MTS’ payroll procedures. You will also be eligible for the MTS Executive Variable Compensation (EVC) Plan. Your EVC incentive target under this plan will be 40%, based upon your total salary paid during the fiscal year (October through September). You will be eligible for a merit increase in the December following your first performance period. Any increase you may receive will be prorated based on your performance period beginning from your hire date. In addition, your standard work schedule will be 8 hours a day, Monday through Friday.

Equity Compensation: You will receive an equity grant equal in value of $120,000. The date of grant will be December 7, 2016. It will be provided ½ in the form of stock options and ½ in the form of Performance Restricted Stock Units. In the future, you will be eligible to receive an equity award in accordance with the guidelines for the annual stock incentive program as approved by the MTS Board of Directors. The annual stock incentives are typically granted in December; the size and type of grant will be dependent on company performance and the approved program guidelines in effect at that time.

Cash Signing Bonus: You will receive a signing bonus of $25,000 less applicable withholding, with 1/2 paid on first paycheck and 1/2 after first six months of employment. If you voluntarily terminate your employment with MTS prior to completing one year of service, you will be required to reimburse MTS for the full amount of your sign-on bonus.

Equity Signing Bonus: You will receive an equity grant in value to $30,000 divided by the closing price of the company’s Common Stock on the date of grant in the form of restricted stock units (RSUs). The date of grant will be the 15th of the month after the calendar month in which your start date falls, or if the 15th is a day on which the market is closed, the date used shall be the first prior business day in which the market was open. The RSUs will vest in three equal installments on each of the first three anniversary dates of the grant date, provided you remain employed, and will be subject to the terms of the MTS Systems Corporation 2011 Stock Incentive Plan (the “Plan”) and a written RSU agreement to be entered into at the time of grant.

Car Allowance: You will receive a monthly car allowance of $670, less applicable withholding.

Relocation: You will be required to relocate to the Twin Cities by August 31, 2017. A relocation package will be provided to you in accordance with the program that’s in place at the time of your relocation.

Health & Welfare Benefits: On your first day of employment, you will be eligible to enroll in many insurance programs including Medical, Preventive Vision, Dental, Life Insurance and Short and Long-Term Disability as well as tax-advantaged savings plans to include Flexible Spending and Health Savings Accounts. A comprehensive description of these benefits will be provided to you when your employment commences.

Retirement Benefits: On your first day of employment, you will be eligible to participate in the MTS Retirement Savings Plan which includes a 401(k) company matched contribution. A comprehensive description of these benefits will be provided to you when your employment commences.

Other Benefits: On your first day of employment, you will be eligible to receive paid time off, pro-rated based upon the date you begin employment. You will also be eligible for all Company designated holidays and Employee Assistance Program Benefits. In addition, you will be eligible to enroll in the Employee Stock Purchase Plan on either January 1 or July 1. You will receive detailed information when your employment commences.

Stock Ownership: To align the interests of our executives with shareholders we have put in place an Executive Stock Ownership Guideline Policy. Your position would require that over time you acquire a multiple of your base salary in MTS stock. A copy of the policy is enclosed for your review.

Executive Plans: You will be eligible as a participant under the Executive Change in Control Severance Plan and Executive Severance Plan. These documents are provided for your review.

IMPORTANT: This offer is contingent upon successful completion of your background check, pre-employment drug test, Compensation Committee approval and your ability to provide documentary proof of your identity and eligibility to work in the United States.

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities. You represent and warrant that in your acceptance of this position you will not violate the term of any agreement applicable to you, and that you will not utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to MTS without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

While I have every expectation that you will have a successful career with us, I must remind you that your employment with MTS is on an "at will" basis, which means that either of us may choose to terminate your employment at any time, with or without cause, with or without notice and without compensation except for time worked. Accordingly, nothing in this offer letter should be construed as creating a contract of employment, or employment for a specified term. Please note that participation in the Executive Variable Compensation Plan does not guarantee any future participation, which is at MTS’s discretion. Also, of course, all compensation, benefits and other terms of employment are subject to change from time to time, as MTS determines.

If you find this offer to be acceptable, then please sign this letter below and return it me. We are excited about the prospect of you joining our team. I believe that you can make a significant contribution to MTS and look forward to working with you as we continue to build this very exciting business.

Sincerely,

/s/ Judy Henton

Judy Henton
SVP, Human Resources

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with MTS, that the employment offered is “at will” as described above, that this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and that there are no other terms expressed, or implied. The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of MTS, at any time, can constitute a contract of employment or employment for any specific duration, other than a document signed by the Human Resources Director.

Accepted:	/s/ William C. Becker
William Becker

Date:	August 29, 2016